Exhibit 10.4

FIRST AMENDEMENT TO THE FRANKLIN BANK CORP.
NONQUALIFIED STOCK OPTION AGREEMENT
(2002 Stock Option Plan)

W I T N E S S E T H:

     WHEREAS, Franklin Bank Corp. (the “Company”) presently maintains the Franklin Bank Corp. 2002 Stock Option Plan (the “Plan”; capitalized terms used but not defined herein have the meanings set forth in the Plan); and

     WHEREAS, the Company and                      (“Optionee”) have entered into an Nonqualified Stock Option Agreement (the “Option Agreement”) pursuant to the Plan; and

     WHEREAS, the Committee may amend the terms of the Option Agreement without the consent of Optionee, provided such amendment does not impair the rights of Optionee; and

     WHEREAS, in order to extend the period during which Optionee may exercise the Option after termination of employment or service under certain circumstances, the Company desires to make certain changes to the Option Agreement;

     NOW, THEREFORE, in order to make certain revisions desired by the Company, the Option Agreement is hereby amended in the following manner:

     1. Section 4 of the Option Agreement is deleted in its entirety and the following is inserted in its place:

“4.	Termination of Employment or Service on Board. If the Optionee ceases to be employed by the Company for any reason other than death, disability or normal retirement or ceases to serve on the Board for any reason other than death, disability or normal retirement, any portion of the Option which is exercisable on the date of such termination of employment or cessation from the Board shall expire and terminate on the date that is three (3) months after such date of such termination of employment or cessation from the Board.”

     2. Section 5 of the Option Agreement is deleted in its entirety and the following is inserted in its place:

“5.	Death, Disability or Normal Retirement. In the event the Optionee ceases to be an employee or a member of the Board as a result of the Optionee’s death, disability or normal retirement the Option shall become fully exercisable and Vested and may thereafter be exercised until the expiration of the Option Period by the former employee or director, the guardian of his estate, the executor or administrator of his estate or by the person or persons to whom his rights under the Option shall pass by will or the laws of descent and distribution.

Optionee shall be deemed subject to a “disability” if, in the opinion of a physician selected by the Committee, he is incapable of performing services for the Company of the kind he was performing at the time the disability occurred by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long, continued and indefinite duration. The date of determination of disability for purposes hereof shall be the date of such determination by such physician.

For purposes of this Option Agreement, “normal retirement” shall mean retirement from active employment with the Company at or after age 65 or such other age as may be established by the Committee.”

     3. Section 13 of the Option Agreement is deleted in its entirety.

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     IN WITNESS WHEREOF, the undersigned officer of the Company has executed this First Amendment to the Franklin Bank Corp. Nonqualified Stock Option Agreement on this ___day of                     , 2005.

FRANKLIN BANK CORP.
By:
	Name:	Anthony J. Nocella
	Title:	President and Chief Executive Officer